EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 4, 2024 with respect to the statements of condition including the related portfolio schedules of Closed-End Strategy: Master Income Portfolio 2024-1, Closed-End Strategy: Master Municipal Income Portfolio - National Series 2024-1, Closed-End Strategy: Value Equity and Income Portfolio 2024-1 and Closed-End Strategy: Covered Call Income Portfolio 2024-1 (included in Invesco Unit Trusts, Series 2336) as of January 4, 2024 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-275388) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
January 4, 2024